OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Tandy Brands Accessories, Inc.

(Name of Registrant as Specified In Its Charter)

Golconda Capital Portfolio, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Press Release

Source: Golconda Capital Management, LLC

GOLCONDA CAPITAL RESPONDS TO TANDY BRANDS ANNOUNCEMENT THAT IT INTENDS TO EVALUATE STRATEGIC ALTERNATIVES

DALLAS, Texas—August 28, 2007—Golconda Capital Portfolio, L.P. (“Golconda”), a shareholder of Tandy Brands Accessories, Inc. (“Tandy Brands” or the “Company”) (NASDAQ: TBAC) that has submitted two nominees for election to the Tandy Brands’ Board of Directors at the Company’s upcoming Annual Meeting, today responded to Tandy Brands’ recent announcement that it has hired an investment banker to assist management of the Company in the evaluation of strategic alternatives to increase shareholder value.

Bill Summit, the Managing Member of Golconda Capital Management, LLC, the general partner of Golconda, issued the following statement:

While we are pleased to see Tandy Brands’ announcement that they are evaluating strategic alternatives, this is yet another example of the Company engaging in an initiative previously advocated by Golconda. We believe that Golconda should participate in the process going forward, and, significantly, we believe that many Tandy Brands shareholders support our involvement.

As we have previously stated, the Company has the flexibility to add our nominees to the Board of Directors without incurring the expense of a proxy contest or losing any incumbent directors. If the Tandy Brands’ Board continues to resist adding Golconda’s nominees to the Board of Directors, we intend to launch a proxy contest to elect the Golconda nominees. Golconda has retained the law firm of Patton Boggs LLP and the proxy solicitation firm of D.F. King & Co., Inc. to assist Golconda with a proxy contest if we are forced to pursue this course.

This is not the first time the Company has acted upon an initiative previously advocated by Golconda. Among the previous initiatives that the Company has undertaken after Golconda began advocating for them are:

•	elimination of economically inadequate product lines in the women’s division,

•	elimination of the Company’s poison pill,

•	adoption of a policy which puts future poison pills to a vote of shareholders,

•	declassification of the Board of Directors,

•	and, now, the consideration of strategic alternatives to enhance shareholder value.

The Company has taken each of these important strategic steps only after consistent public urging from Golconda and, in the case of the corporate governance changes, only after outright prior rejection of Golconda’s recommendations. The announcement of the Company’s decision to evaluate strategic alternatives came only after Golconda timely submitted its nominees and publicly stated its intention to launch a proxy contest to win two seats on the Board.

We believe that the Company’s actions in the face of our advocacy efforts clearly indicate the ability of Golconda to add value to board deliberations by considering options from a viewpoint different than the incumbent directors. If necessary, we intend to give the shareholders an opportunity to elect the Golconda nominees to the Board so that we can directly participate in the Company’s decision making process going forward.

The Golconda nominees are:

William D. Summitt, 36, is the founder and since 2005 has been the Managing Member of Golconda Capital Management, LLC, the General Partner of Golconda Capital Portfolio, L.P. Mr. Summitt also serves as the Portfolio Manager for Golconda Capital Portfolio, L.P. Prior to the founding of Golconda, Mr. Summitt was a financial analyst with Electronic Data Systems, Inc. (“EDS”), an information technology services provider, and then in 1998, Mr. Summitt commenced investing for his own account. Mr. Summitt also served on the Board of Directors of American Model United Nations, Inc., a 501(c)(3) non-profit educational organization, from 1998-2004.

Jedd M. Fowers, 36, has been a Senior Benchmarking Consultant of EDS since 2002. Mr. Fowers has over 11 years of experience in multi-disciplinary roles at EDS, including accounting, finance, purchasing, and marketing positions. Mr. Fowers is a subject matter expert in the fields of pricing and price benchmarking and maintains professional certifications from the Professional Pricing Society. Mr. Fowers is also a member of the Golconda Limited Partner Advisory Committee and, in this capacity, advises Golconda on operational and investment matters.

Golconda currently holds 69,221 shares of Tandy Brands common stock and Messrs. Summitt and Fowers are the beneficial owners of 7,300 and 1,900 shares, respectively, of Tandy Brands common stock.

Golconda is a Dallas, TX based private investment partnership that invests primarily in publicly listed equities. Additional information about Golconda can be found at http://www.golcondalp.com.

Golconda Capital Portfolio, L.P.

Golconda Capital Management, LLC, General Partner

Bill Summitt, Managing Member

214-367-0784

wsummitt@golcondalp.com

www.golcondalp.com

This press release may be deemed to be solicitation material with respect to the candidates proposed by Golconda for the Tandy Brands’ Board of Directors. In connection with the proposed candidates, Golconda intends to file a proxy statement with the Securities and

Exchange Commission (“SEC”), to be distributed to the shareholders of Tandy Brands in connection with the election of directors at the 2007 Annual Meeting. SHAREHOLDERS OF TANDY BRANDS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES. The proxy statement will be mailed to shareholders of Tandy Brands and shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Golconda by contacting: Bill Summitt, Managing Member, Golconda Capital Management, LLC, P.O. Box 570507, Dallas, TX 75357, telephone: 214-367-0784 or by visiting the Golconda’s website at www.Golcondalp.com. GOLCONDA IS NOT CURRENTLY ENGAGED IN A SOLICITATION OF PROXIES OF THE SHAREHOLDERS OF TANDY BRANDS IN CONNECTION WITH THE ELECTION OF DIRECTORS AT THE 2007 ANNUAL MEETING. If a proxy solicitation commences, Golconda and its members and employees may be deemed to participate in the solicitation of proxies.